                                                                   EXHIBIT 99(a)



Myers Industries Grows Horticultural Container
Business With Addition of Dillen Products Companies

AKRON, Ohio--July 2, 1999--Myers Industries, Inc. (AMEX:MYE) has agreed to purchase for cash and assumption of liabilities the assets and operations of the Dillen Products Companies of Middlefield, Ohio. Dillen is a leading manufacturer and distributor of plastic horticultural containers in North America and had 1998 net sales of approximately $40 million. The acquisition is expected to close later this summer, but is subject to regulatory approval and normal conditions of closing.

"Dillen is highly regarded in the horticultural container industry and complements our existing business in the lawn and garden segment," said Stephen
E. Myers, president and chief executive officer of Myers Industries. "Dillen also has strong distribution channels within the grower and retailer segments of the horticultural market."

Dillen was founded in 1984 by Richard Bonner, president, and it quickly advanced to become a major supplier of plastic planters and trays to the grower segment of the horticultural market. Dillen's product line today includes proprietary pots, trays, bowls, saucers, and decorative planters; the company is also North America's largest producer of hanging baskets. Products are made at the company's manufacturing and warehousing facilities in Middlefield, Ohio, utilizing injection molding and thermoforming processes. The product range serves the needs of growers of flowers, trees, shrubs, and other plants at greenhouses and nurseries, as well as retail garden centers and mass merchandisers around the country.

Commenting on the agreement, Mr. Bonner said, "The acquisition will strengthen Dillen's ability to meet customer demands for products and service. Myers provides the resources to maximize the potential of the Dillen brand in this growth market."

The addition of Dillen enhances Myers' presence in the container niche of the greenhouse, nursery, and retail segments of the horticultural market. "The matchup of our product lines raises new marketing prospects," Mr. Myers said. "Together, we will have greater capabilities and a broader selection of products to offer growers, retailers, and consumers."

Myers Industries, Inc., headquartered in Akron, Ohio, is a global manufacturer of polymer and metal products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire service and automotive underbody repair industry in the United States.

Safe Harbor Statement: Statements in this press release may include forward looking statements that involve a number of risks and uncertainties that could cause actual results to materially differ from those discussed. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement.

Contact:
     Myers Industries, Inc.
     Gregory J. Stodnick, 330/253-5592
     Web: http://www.myersind.com